Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

June 2009 Performance Update

The Frontier Fund Supplement Dated July 16, 2009 to Prospectus Dated May 26, 2009

The Frontier Fund Class 1 New

T H E     F RO N T I E R     F U N D ’ S     G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

June performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	June 30, 2009	June 30, 2009	NAV / Unit
	MTD	YTD
Frontier Diversified Series-1	-1.89%	-1.89%	$98.11
Frontier Dynamic Series-1	-2.93%	-2.93%	$97.07
Frontier Long/Short Commodity Series-1a	-2.47%	-2.47%	$97.53
Frontier Masters Series-1	-2.03%	-2.03%	$97.97

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of June 30, 2009. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(2,005.66)
Unrealized trading gain/(loss)			1,586.39
Less: commissions			(14.09)
Less: FCM fees			(38.54)
Foreign currency gain/(loss)			0.46
Interest income			27.67

Total Income			(443.77)

EXPENSES

Management fees			10.68
Incentive fees			32.98
Broker service fees			32.76

Total Expenses			76.42

Net Income (Loss)			$(520.19)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, start of operations	—	$—	100.00
Current month additions	275.00000	27,500.00
Current month redemptions	—	—
Net Income (loss) for current month		(520.19)

Net Asset Value, end of current month	275.00000	$26,979.81	98.11

	Monthly rate of return		-1.89%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			(761.53)
Less: commissions			—
Less: FCM fees			(38.68)
Foreign currency gain/(loss)			—
Interest income			27.62

Total Income			(772.59)

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			32.73

Total Expenses			32.73

Net Income (Loss)			$(805.32)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, start of operations	—	$—	100.00
Current month additions	275.00000	27,500.00
Current month redemptions	—	—
Net Income (loss) for current month		(805.32)

Net Asset Value, end of current month	275.00000	$26,694.68	97.07

	Monthly rate of return		-2.93%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(1,921.12)
Unrealized trading gain/(loss)			1,393.07
Less: commissions			(21.48)
Less: FCM fees			(38.34)
Foreign currency gain/(loss)			(0.10)
Interest income			27.62

Total Income			(560.35)

EXPENSES

Management fees			41.14
Incentive fees			44.18
Broker service fees			32.71

Total Expenses			118.03

Net Income (Loss)			$(678.38)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, start of operations	—	$—	100.00
Current month additions	275.00000	27,500.00
Current month redemptions	—	—
Net Income (loss) for current month		(678.38)

Net Asset Value, end of current month	275.00000	$26,821.62	97.53

	Monthly rate of return		-2.47%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(130.44)
Unrealized trading gain/(loss)			(344.68)
Less: commissions			(4.28)
Less: FCM fees			(39.03)
Foreign currency gain/(loss)			(0.78)
Interest income			27.78

Total Income			(491.43)

EXPENSES

Management fees			24.64
Incentive fees			8.91
Broker service fees			32.89

Total Expenses			66.44

Net Income (Loss)			$(557.87)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, start of operations	—	$—	100.00
Current month additions	275.00000	27,500.00
Current month redemptions	—	—
Net Income (loss) for current month		(557.87)

Net Asset Value, end of current month	275.00000	$26,942.13	97.97

	Monthly rate of return		-2.03%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Masters Series 1